Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-103191, Form S-8 333-103262, Form S-8 333-44735, Form S-8 No. 333-53417, Form S-8 333-37142, Form S-8 No. 333-110666, Form S-8 No. 333-74344, Form S-8 No. 333-74340, Form S-3 No. 333-74564, Form S-4 No. 333-50018 and Form S-4 No. 333-135016) of Hilb Rogal & Hobbs Company and in the related Prospectuses of our reports dated March 13, 2007, with respect to the consolidated financial statements and schedule of Hilb Rogal & Hobbs Company, Hilb Rogal & Hobbs Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Hilb Rogal & Hobbs Company, included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/    Ernst & Young LLP

Richmond, Virginia

March 13, 2007